Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233716

Prospectus Supplement
(To Prospectus Dated September 17, 2019)

Aquestive Therapeutics, Inc.
Up to $25,000,000
Common Stock

 We previously entered into an equity distribution agreement, dated September 11, 2019 (the “Equity Distribution Agreement”) with Piper Sandler & Co. (“Piper Sandler”) pursuant to which we may offer and sell shares of our common stock from time to time through Piper Sandler, acting as sales agent, having an aggregate offering price of up to $25,000,000. On September 17, 2019, we filed a prospectus supplement (the “Prospectus”), relating to the shares of common stock issuable under the Equity Distribution Agreement, indicating that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able sell under the registration statement of which the Prospectus and this prospectus supplement form a part.

We are currently no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, may offer and sale of shares of our common stock having an aggregate offering price of up to $25.0 million from time to time through Piper Sandler. As of March 11, 2020, we have not sold any shares of our common stock under the Equity Distribution Agreement, which leaves all $25.0 million of common stock available under the Equity Distribution Agreement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AQST.” On March 11, 2020, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.94 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus, the “Risk Factors” section beginning on page 28 of our Annual Report on Form 10-K for the year ended December 31, 2019, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

 Piper Sandler

The date of this prospectus supplement is March 12, 2020